Exhibit 4.6

THIS INSTRUMENT PREPARED
OUTSIDE OF THE STATE OF
OHIO BY AND
AFTER RECORDING RETURN TO:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: Mathieu Streiff, Esq.	Shelby County, Ohio

OPEN-END CORRECTION SECOND MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF
LEASES AND RENTS, FINANCING STATEMENT AND
FIXTURE FILING
(TOTAL INDEBTEDNESS NOT TO EXCEED $865,000,000)

BY

PLAYTEX MANUFACTURING, INC.,

Mortgagor,

TO

WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,
as Trustee,

Relating to Premises in:

Shelby County, Ohio

DATED:  As of February 19, 2004

OPEN-END CORRECTION SECOND MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF LEASES AND
RENTS, FINANCING STATEMENT AND FIXTURE FILING

(TOTAL INDEBTEDNESS NOT TO EXCEED $865,000,000)

Shelby County, State of Ohio

THIS OPEN-END CORRECTION SECOND MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS, FINANCING STATEMENT AND FIXTURE FILING (“Second Mortgage”), is made as of February 19, 2004, by PLAYTEX MANUFACTURING, INC., a Delaware corporation, with its principal office at 300 Nyala Farms Road, Westport, Connecticut 06880 (“Mortgagor”), to WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, with an office at 213 Court Street, Suite 703, Middletown, Connecticut 06547, as mortgagee and secured party, in its capacity as trustee for the holders of the Notes and Note Obligations as hereinafter defined (together with any successors or assigns in such capacity, the “Trustee” or “Mortgagee”).

I.
RECITALS

WHEREAS, an Open-End Second Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing was filed by Mortgagor for the benefit of Mortgagee with the Shelby County Recorder’s Office on March 2, 2004 (the “Original Filing”);

WHEREAS, Mortgagor is a national banking association and the sole purpose of filing this correction Second Mortgage is to correct the misclassification of Mortgagee as a Delaware corporation in the Original Filing;

WHEREAS, Mortgagor is the owner and holder of fee simple title in and to all of the real estate located in the County of Shelby and State of Ohio (the “State”), and more fully described in Exhibit A attached hereto (the “Premises”), which Premises forms a portion of the Property described below;

WHEREAS, on the date hereof, Playtex Products, Inc. (“Issuer”) entered into that certain Indenture (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, hereinafter the “Indenture”) by and among the Issuer, the guarantors named therein (each, a “Guarantor,” and collectively, the “Guarantors”) and the Trustee, pursuant to which Issuer is issuing 8% Senior Secured Notes due 2011 (the “Notes”)

and the Guarantors are guarantying payment of the Notes and all other Note Obligations (as defined in the Indenture);

WHEREAS, Mortgagor is a Guarantor under the Indenture and has issued a Guaranty to secure the payment of the Notes and all other Note Obligations (the “Guaranty”);

WHEREAS, Mortgagor wishes to provide further assurance and security to the holders of the Notes and the Note Obligations and the Trustee, and as a condition to the issuance of the Notes under the Indenture, Mortgagor has agreed to grant to the Trustee, for the equal and ratable benefit of the holders of the Notes and the Note Obligations, a security interest in and a second mortgage lien upon the Property (as hereinafter defined), subject to the Permitted Prior Liens (as such term is defined in the Indenture), to secure all of the Issuer’s obligations under the Indenture and Mortgagor’s obligations under the Guaranty;

WHEREAS, on the date hereof, Issuer entered into that certain Credit Agreement by and among each of the financial institutions named therein (the “Lenders”), General Electric Capital Corporation, as agent (the “Agent”), GECC Capital Markets Group, Inc., as lead arranger, and certain subsidiaries of the Issuer as credit parties, pursuant to which Mortgagor granted to the Agent, on behalf of the Lenders, a security interest in and first mortgage lien upon the Property (the “First Mortgage”); and

WHEREAS, this Second Mortgage, and all rights and authority conveyed to Mortgagee hereby, shall be subordinate to the First Mortgage for as long as the First Mortgage is outstanding.  All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

II.
THE GRANT

NOW, THEREFORE, in order to secure the payment of the Issuer’s and the Guarantors’ obligations under the Indenture, Mortgagor’s obligations under the Guaranty and this Second Mortgage, and the Issuer’s and the Guarantors’ obligations under the other Note Documents that may now or hereafter become owing from the Issuer or any Guarantor to the holders of Notes or Note Obligations or the Trustee (the “Secured Indebtedness”), and in consideration of Ten and No/100 Dollars ($10.00) in hand paid by Mortgagee to Mortgagor, the Recitals above stated, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor GRANTS, BARGAINS, SELLS, ASSIGNS, RELEASES, ALIENS, TRANSFERS, WARRANTS, DEMISES, CONVEYS and MORTGAGES to Mortgagee and its successors and assigns (for the equal and ratable benefit of the holders of the Notes and the Note Obligations) forever (and grants to Mortgagee and its successors and assigns (for the equal and ratable benefit of the holders of the Notes and the Note Obligations) forever a continuing security interest in and to) all of Mortgagor’s estate, right, claim and interest in and to the Premises, together with all of Mortgagor’s estate, right, claim and interest in and to the following described property, all of which other property is pledged primarily on a parity with the Premises and not secondarily (the Premises and the following described rights, interests, claims and property are collectively referred to as the “Property”):

(a)           all buildings, structures and other improvements of every kind and description now or hereafter erected, situated, or placed upon the Premises (the “Improvements”), together with any and all personal property now or hereafter owned by Mortgagor and located in or on, forming part of, attached to, used or intended to be used in connection with, or incorporated in any such  Improvements, including all extensions of, additions to, betterments, renewals of, substitutions for and replacements for any of the foregoing;

(b)           all claims, demands, rights, title and interest of Mortgagor now owned or hereafter acquired, including without limitation, any after-acquired title, franchise, license, remainder or reversion, in and to any and all (i) land or vaults lying within the right-of-way of any street, avenue, way, passage, highway, or alley, open or proposed, vacated or otherwise, adjoining the Premises; (ii) alleys, sidewalks, streets, avenues, strips and gores of land belonging, adjacent or pertaining to the Premises or the Improvements; (iii) storm and sanitary sewer, water, gas, electric, railway and telephone services relating to the Premises and the Improvements; (iv) development rights, air rights, water, water rights, water stock, gas, oil, minerals, coal and other substances of any kind or character underlying or relating to the Premises or any part thereof; and (v) tenements, hereditaments, easements, appurtenances, other rights, liberties, reservations, allowances and privileges relating to the Premises or the Improvements or in any way now or hereafter appertaining thereto, including homestead and any other claims at law or in equity;

(c)           all right, title and interest of Mortgagor in any and all leases, subleases, management agreements, arrangements, concessions or agreements, written or oral, relating to the use and occupancy of the Premises or the Improvements or any portion thereof, now or hereafter existing or entered into (collectively “Leases”);

(d)           all rents, issues, profits, royalties, revenue, advantages, income, avails, claims against guarantors, all cash or security deposits, advance rentals, deposits or payments given and other benefits now or hereafter derived directly or indirectly from the Premises and Improvements under the Leases or otherwise (collectively “Rents”), subject to the right, power and authority granted to Mortgagee pursuant to Section 3.8 hereof;

(e)           all right, title and interest of Mortgagor in and to all options to purchase or lease the Premises or the Improvements or any portion thereof or interest therein, or any other rights, interests or greater estates in the rights and properties comprising the Property now owned or hereafter acquired by Mortgagor;

(f)            any interests, estates or other claims of every name, kind or nature, both in law and in equity, which Mortgagor now has or may acquire in the Premises and Improvements or other rights, interests or properties comprising the Property now owned or hereafter acquired;

(g)           all rights of Mortgagor to any and all plans and specifications, designs, drawings and other matters prepared for any construction on the Premises or regarding the Improvements;

(h)           all rights of Mortgagor under any contracts executed by Mortgagor with any provider of goods or services for or in connection with any construction undertaken on or services performed or to be performed in connection with the Premises or the Improvements;

(i)            all right, title and interest of Mortgagor in and to all tangible personal property (“Personal Property”) now or hereafter owned by Mortgagor and located in, on or at the Premises or the Improvements and used or useful in connection therewith, including, without limitation:

(i)            all building materials and equipment located upon the Premises and intended for construction, reconstruction, alteration, repair or incorporation in or to the Improvements now or hereafter to be constructed thereon, whether or not yet incorporated in such Improvements (all of which shall be deemed to be included in the Property upon delivery thereto);

(ii)           all machines, machinery, fixtures, apparatus, equipment or articles used in supplying heating, gas, electricity, air-conditioning, water, light, power, plumbing, sprinkler, waste removal, refrigeration, ventilation, and all fire sprinklers, alarm systems, protection, electronic monitoring equipment and devices;

(iii)          all window, structural, maintenance and cleaning equipment and rigs; and

(iv)          all fixtures now or hereafter owned by Mortgagor and attached to or contained in and used or useful in connection with the Premises or the Improvements; and

(j)            all the estate, interest, right, title or other claim or demand which the Mortgagor now has or may hereafter have or acquire with respect to (i) proceeds of insurance in effect with respect to the Property and (ii) any and all awards, claims for damages, judgments, settlements and other compensation made for or consequent upon the taking by condemnation, eminent domain or any like proceeding, or by any proceeding or purchase in lieu thereof, of the whole or any part of the Property, including, without limitation, any awards and compensation resulting from a change of grade of streets and awards and compensation for severance damages (collectively “Awards”).

TO HAVE AND TO HOLD the Property hereby mortgaged and conveyed or so intended, unto the Mortgagee, its successors and assigns, forever, for the uses and purposes herein set forth, subject, however, only to the Permitted Prior Liens, including the First Mortgage.

This Second Mortgage, and all rights and authority conveyed to Mortgagee hereby, shall be subordinate to the First Mortgage for as long as the First Mortgage is outstanding.

The Mortgagor hereby covenants with the Mortgagee:  (i) that at the execution and delivery hereof, Mortgagor owns the Property and has good, indefeasible estate therein, in fee simple; (ii) that the Property is free from all encumbrances and exceptions to title (and any claim of any other person) other than Permitted Prior Liens; (iii) that it has good and lawful right to sell, mortgage and convey the Property; and (iv) that Mortgagor and its successors and assigns shall forever warrant and defend the Property against all claims and demands whatsoever.

If and when the Secured Indebtedness has been indefensibly paid in full and the Issuer and Guarantors have performed and observed all of the agreements, terms, conditions, provisions and warranties contained herein and in the Indenture and in all of the other Note Documents applicable to the Issuer and Guarantors and there exist no commitments of the holders of the Notes or the Note Obligations under the Note Documents which could give rise to Secured Indebtedness, then this Second Mortgage and the estate, right and interest of the Mortgagee in and to the Property shall cease and shall be released at the cost of Mortgagor, but otherwise shall remain in full force and effect.

III.
GENERAL AGREEMENTS

3.1           Payment of Indebtedness.  Mortgagor shall pay promptly and when due all amounts owing by Mortgagor in respect of the Secured Indebtedness at the times and in the manner provided in the Indenture, the Notes, this Second Mortgage, or any of the other Note Documents.  The Notes bear interest at 8% annually and the latest scheduled final maturity date of such Notes is currently March 1, 2011.

3.2           Impositions.  Except as otherwise permitted under Section 4.05 of the Indenture, Mortgagor shall pay prior to delinquency, all general taxes, special taxes, special assessments, water charges, sewer charges, and any other charges, fees, taxes, claims, levies, expenses, liens and assessments, ordinary or extraordinary, governmental or nongovernmental, statutory or otherwise (all of the foregoing being herein collectively referred to as “Impositions”), that may be asserted against the Property or any part thereof or Mortgagor’s interest therein.

3.3           Payment of Impositions by Mortgagee.  Upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), Mortgagee is hereby authorized to make or advance, in the place and stead of Mortgagor, any payment relating to Impositions.  Mortgagee may do so according to any bill, statement, or estimate procured from the appropriate public office without inquiry into the accuracy or the validity of any Impositions, lien, sale, forfeiture, or related title or claim.  Mortgagee is further authorized to make or advance, in place of Mortgagor, unless such matter is being properly contested by Mortgagor in accordance with

Section 4.05 of the Indenture, any payment relating to any apparent or threatened adverse title, lien, statement of lien, encumbrance, claim, charge, or payment otherwise relating to any other purpose herein and hereby authorized, but not enumerated in this Section 3.3, with written notice to Mortgagor whenever, in Mortgagee’s judgment and discretion, such advance is necessary to protect the full security intended to be created by this Second Mortgage.  All such advances and indebtedness authorized by this Section 3.3 shall constitute Secured Indebtedness and shall be repayable by Mortgagor upon demand with interest at nine percent (9%) per annum (the “Default Rate”).

3.4           Condemnation and Eminent Domain.  Mortgagor shall give Mortgagee prompt notice of all proceedings, instituted or threatened, seeking condemnation or a taking by eminent domain or like process (herein collectively called “Taking”), of all or any part of the Property or affecting any related easement or appurtenance (including severance of, consequential damage to, or change in grade of streets), and shall deliver to Mortgagee copies of any and all papers served in connection with any such proceeding.  Mortgagee (or, after entry of decree of foreclosure, the purchaser at the foreclosure sale or decree creditor, as the case may be) is hereby authorized at its option to participate in such proceeding and control the same and to be represented therein by counsel of its own choice, and Mortgagor will deliver, or cause to be delivered to Mortgagee such instruments as may be requested by it from time to time to permit such participation or control.  Mortgagor must obtain Mortgagee’s consent, which consent shall not be unreasonably withheld, to settle any such proceeding.  Mortgagor hereby assigns, transfers and sets over unto Mortgagee the entire proceeds of any and all Awards resulting from any Taking.  Mortgagee is hereby authorized to collect and receive from the condemnation authorities all Awards and is further authorized to give appropriate receipts and acquittances.  Such Award or payment, less the amount of any expenses incurred in litigating, arbitrating, compromising, or settling any claim arising out of a Taking, shall be applied in the same manner as if they were proceeds from a casualty loss covered by insurance in accordance with Section 10.06 of the Indenture and in accordance with Section 3.5 hereafter.

3.5           Restoration.  In the event there shall be casualty loss or a Taking, and Mortgagee elects or is required to cause the applicable insurance proceeds or Award to be applied to restore, repair or replace the Property (“Restoration”), Mortgagee shall disburse such insurance proceeds or Award in accordance with disbursement procedures reasonably acceptable to Mortgagee, including, without limitation, such procedures as are customarily utilized by construction lenders to insure the lien free completion of construction projects.  No such insurance proceeds or Award shall be disbursed unless the following conditions are satisfied promptly upon the occurrence of the casualty loss or Taking (but in no event later than one hundred eighty (180) days following such occurrence):

(a)           Mortgagee shall have received and approved (which approval shall not be unreasonably withheld) complete plans and specifications for the Restoration;

(b)           Mortgagee shall have received and approved a construction contract for the work of Restoration with one or more contractors acceptable to Mortgagee; and

(c)           Mortgagee shall have received copies of all permits and approvals required in connection with the Restoration.

3.6           Maintenance of Property.  Mortgagor shall:

(a)           promptly repair, restore, replace or rebuild any material portion of the Property which may become damaged, destroyed, altered, removed, severed, or demolished, whether or not proceeds of insurance are available or sufficient for the purpose, with replacements at least equal in quality and condition as previously existed, free from any security interest in, encumbrances on or reservation of title thereto except the lien of this Second Mortgage and Permitted Prior Liens;

(b)           keep the Property in good condition and repair, without waste, and free from mechanics’, materialmen’s or like liens or claims except for Permitted Prior Liens; and

(c)           not make any material alterations in the Property, which would reasonably be expected to cause a material diminution of the value of the Property or cause violation of any law applicable to the use and occupancy of the Property, except as required by law or municipal ordinance or in the ordinary course of business.

3.7           Prohibited Liens; Prohibited Transfers.

(a)           Except as otherwise permitted in Section 4.12 of the Indenture, Mortgagor shall not create, suffer, or permit to be created or filed against the Property any Lien superior or inferior to the lien created by this Second Mortgage.

(b)           Except as otherwise provided in Section 4.10 of the Indenture, Mortgagor may not sell, lease or convey all or any part of the Property or any interest therein.

3.8           Assignment of Leases and Rents.

(a)           All right, title, and interest of Mortgagor in and to all Leases and Rents are hereby transferred and assigned simultaneously herewith to Mortgagee.  Although it is the intention of the parties that the assignment contained in this paragraph shall be a present assignment, it is expressly understood and agreed, anything to the contrary notwithstanding, that Mortgagee shall not exercise any of the rights or powers conferred upon it by this paragraph unless an Event of Default shall exist and be continuing under this Second Mortgage.

(b)           Following the occurrence of an Event of Default and during the continuance thereof, (a) Mortgagee shall have the rights and powers as are provided herein, (b) this Second Mortgage shall constitute a direction to each lessee under the Leases and each guarantor thereof to pay all Rents directly to Mortgagee without proof of the Event of Default, and (c) Mortgagee shall have the authority, as Mortgagor’s attorney-in-fact (such authority being coupled with an interest and irrevocable), to sign the name of Mortgagor and to bind Mortgagor on all papers and documents relating to the operation, leasing and maintenance of the Property.

(c)           If Mortgagor, as lessor under any Lease, shall neglect or refuse to perform, observe and keep any of the covenants, provisions and agreements contained in such Lease, then Mortgagee may perform and comply with any such Lease covenants, agreements and provisions with written notice to Mortgagor.  All reasonable costs and expenses incurred by Mortgagee in complying with such covenants, agreements, and provisions shall constitute Secured Indebtedness and shall be payable upon demand with interest payable at the Default Rate.

(d)           Mortgagee shall not be obligated to perform or discharge any obligation, duty or liability under any Lease, and Mortgagor shall and does hereby agree, except to the extent of Mortgagee’s gross negligence or willful misconduct, to indemnify and hold the Mortgagee harmless of and from any and all liability, loss or damage which it may or might incur under any Lease or under or by reason of their assignments and of and from any and all claims and demands whatsoever which may be asserted against it by reason of alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in such Lease.  Should Mortgagee incur any such liability, loss or damage under any Lease or under or by reason of its assignment to Mortgagee, or in the defense of any claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees, shall constitute Secured Indebtedness and shall be payable upon demand with interest payable at the Default Rate.

3.9           Uniform Commercial Code.

(a)           This Second Mortgage constitutes a Security Agreement as that term is used in the Uniform Commercial Code in the State (the “Code”) with respect to any part of the Property which may or might now or hereafter be or be deemed to be personal property, fixtures or property other than real estate (including all replacements thereof, additions thereto and substitutions therefor) (collectively, the “Personal Property Collateral”).  All of Mortgagor’s right, title and interest in the Personal Property Collateral is hereby assigned to Mortgagee to secure the payment of the Secured Indebtedness.

(b)           At any time after an Event of Default has occurred and shall be continuing, Mortgagee shall have the remedies of a secured party under the Code, including without limitation the right to take immediate and exclusive possession of the Personal Property Collateral or any part thereof.  The remedies of Mortgagee hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Code shall not be construed as a waiver of any of the other remedies of the Mortgagee, including having the Personal Property Collateral deemed part of the realty upon any foreclosure so long as any part of the Secured Indebtedness remains unsatisfied.

(c)           This Second Mortgage is intended to be a “fixture filing” for purposes of the Code with respect to the items of Property which are or may become fixtures relating to the Premises upon recording of this Second Mortgage in the real estate records of the proper office.  The addresses of Mortgagor (Debtor) and Mortgagee (Secured Party) are set forth in Section 5.1 hereof.

(d)           The Mortgagor hereby directs that the Mortgagee shall cause to be recorded in the County in which the Premises are located, as well as with the applicable offices of the State, such financing statements and fixture filings as shall be necessary in order to perfect and preserve the priority of Mortgagee’s lien upon the Personal Property Collateral.

3.10         Releases.  Without notice and without regard to the consideration therefor, and to the existence at that time of any inferior liens, Mortgagee may release from the lien created hereby all or any part of the Property, or release from liability any person obligated to repay any of the Obligations, without affecting the liability of any party to any of the Notes, this Second Mortgage, or any of the other Note Documents (including without limitation any guaranty given as additional security) and without in any way affecting the priority of the lien created hereby.  Mortgagee may agree with any liable party to extend the time for payment of any part or all of the Obligations.  Such agreement shall not in any way release or impair the lien created by this Second Mortgage or reduce or modify the liability of any person or entity obligated personally to repay the Obligations, but shall extend the lien created by this Second Mortgage as against the title of all parties having any interest in the Property.

3.11         Further Assurances.  Mortgagor agrees that, upon the request of Mortgagee from time to time, it will, at Mortgagor’s sole cost and expense, execute, acknowledge and deliver all such additional instruments and further assurances of title and will do or cause to be done all such further acts and things as may reasonably be necessary to fully effectuate the intent of this Second Mortgage.  In the event that Mortgagor shall fail to do any of the foregoing, Mortgagee may, in its sole discretion, do so in the name of Mortgagor, and Mortgagor hereby appoints Mortgagee as its attorney-in-fact to do any of the foregoing.

IV.
EVENT OF DEFAULT AND REMEDIES

4.1           Event of Default.  The occurrence of an “Event of Default,” as such term is defined in the Indenture, shall constitute an “Event of Default” under this Second Mortgage.

4.2           Foreclosure and Remedies.  When all or any part of the Secured Indebtedness shall become due, whether by acceleration or otherwise, Mortgagee shall have the right to foreclose the lien hereof for such Secured Indebtedness or part thereof and/or exercise any right, power or remedy provided in this Second Mortgage or any of the other Note Documents.

4.3           Remedies Cumulative and Non-Waiver.  No remedy or right of Mortgagee hereunder or under the Notes, or any of the Note Documents or otherwise, or available under applicable law, shall be exclusive of any other right or remedy.  Each such remedy or right shall be in addition to every other remedy or right now or hereafter existing under any such document or under applicable law.  No delay in the exercise of, or omission to exercise, any remedy or right accruing on the occurrence of any Event of Default shall impair any such remedy or right or be construed to be a waiver of any such Event of Default or an acquiescence therein, nor shall it affect any subsequent Event of Default of the same or a different nature, nor shall it extend or affect any grace period.  Every remedy or right may be exercised concurrently or independently, when and as often as may be deemed expedient by the Mortgagee.  All obligations of the Mortgagor, and all rights, powers and remedies of the Mortgagee shall be in addition to, and not in limitation of, those provided by law or in the Notes or contained in any of the Note Documents or any other written agreement or instrument relating to any of the Secured Indebtedness or any security therefor.

4.4           Expenses.  In any proceeding to foreclose or partially foreclose the lien of this Second Mortgage, there shall be allowed and included, as additional indebtedness in the judgment or decree resulting therefrom, all reasonable expenses paid or incurred by or on behalf of Mortgagee in the protection of the Property and the exercise of Mortgagee’s rights and remedies hereunder, which expenses may be estimated as to items to be expended after entry of any judgment or decree of foreclosure.  Such expenses shall include:  reasonable attorney’s fees, appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, survey costs, and costs of procuring all abstracts of title, title searches and examinations, title insurance policies, and any similar data and assurances with respect to title to the Property as Mortgagee may deem reasonably necessary either to prosecute any such proceeding or to evidence to bidders at any sale pursuant to such decree the true condition of the title to or value of the Premises or the Property.  All such expenses shall be due and payable by Mortgagor upon demand with interest thereon at the Default Rate.

4.5           Mortgagee’s Performance of Mortgagor’s Obligations.  Following the occurrence of an Event of Default and during the continuance thereof, Mortgagee, either before or after acceleration of the Secured Indebtedness or the foreclosure of the lien hereof and during the period of redemption, if any, may, but shall not be required to (a) make any payment or perform any act herein, in the Notes or any other Note Document which is required of Mortgagor (whether or not Mortgagor is personally liable therefor) in any form and manner deemed expedient to Mortgagee; (b) make full or partial payments of principal or interest on any permitted prior mortgage or encumbrance and purchase, discharge, compromise or settle any tax lien or other prior lien on title or claim thereof, or redeem from any tax sale or forfeiture affecting the Premises, or contest any Impositions; and (c) complete construction, furnishing and equipping of the Improvements upon the Premises and rent, operate and manage the Premises and such Improvements and pay operating costs and expenses, including management fees, of every kind and nature in connection therewith, so that the Premises and Improvements shall be operational and usable for their intended purposes.  All monies paid for any of the purposes herein authorized, and all expenses paid or incurred in connection therewith, including reasonable attorneys’ fees, shall constitute Secured Indebtedness, and shall become due and payable upon demand and with interest thereon at the Default Rate.  Mortgagee, in making any payment hereby authorized: (x) for the payment of Impositions, may do so according to any bill or statement, without inquiry into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof; (y) for the purchase, discharge, compromise or settlement of any other prior lien, may do so without inquiry as to the validity or amount of any claim or lien which may be asserted; or (z) for the completion of construction, furnishing or equipping of the Improvements or the Premises or the rental, operation or management of the Premises or the payment of operating cost and expenses thereof, may do so in such amounts and to such persons as Mortgagee may reasonably deem appropriate and may enter into such contracts therefor as Mortgagee may deem appropriate or may perform the same itself.

4.6           Right of Possession.  Following the occurrence of an Event of Default and during the continuance thereof, Mortgagor shall, immediately upon Mortgagee’s demand, surrender to Mortgagee, and Mortgagee shall be entitled to take actual possession of the Property or any part thereof, personally or by its agent or attorneys.  Mortgagee may enter upon and take and maintain possession or may apply to the court in which a foreclosure is pending to be placed in possession of all or any part of the Property, together with all documents, books, records, papers, and accounts of Mortgagor or the then owner of the Property relating thereto.  Mortgagee may exclude Mortgagor, such owner, and any agents and servants from the Property.  As attorney-in-fact or agent of Mortgagor or such owner, or in its own name Mortgagee may hold, operate, manage, and control all or any part of the Property, either personally or by its agents.  Mortgagee shall have full power to use such measures, legal or equitable, as it may deem proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Property, including actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Mortgagor.

4.7           Application of Income Received by Mortgagee.  Mortgagee, in the exercise of the rights and powers hereinabove conferred upon it, shall have full power to use and apply the avails, rents, issues and profits of the Property to the payment of or on account of the following, in such order as Mortgagee may determine:  (i) to the payment of the operating expenses of the Property including cost of management thereof, established claims for damages, if any, and premiums on insurance hereinabove authorized; (ii) to the payment of taxes and special assessments now due or which may hereafter become due on the Premises; (iii) to all other items which may under the terms hereof constitute Secured Indebtedness additional to that evidenced by the Notes, with interest thereon as provided herein or in the other Note Documents; and (iv) to all principal and interest remaining unpaid on the Notes.

4.8           Appointment of Receiver.  Upon, or at any time after, the filing of a complaint to foreclose (or partially foreclose) this Second Mortgage, the court in which such complaint is filed shall, upon petition by Mortgagee, appoint a receiver for the Property.  Such appointment may be made either before or after foreclosure sale, without notice, without regard to the solvency or insolvency, at the time of application for such receiver, of the person or persons, if any, liable for the payment of the Secured Indebtedness, without regard to the value of the Property at such time and whether or not the same is occupied as a homestead, and without bond being required of the applicant.  Mortgagee or any employee of Mortgagee thereof may be appointed as such receiver.  Such receiver shall have all powers and duties prescribed by applicable law, including the power to take possession, control, and care of the Property and to collect all rents thereof during the pendency of such foreclosure suit and, in the event of a sale and deficiency, where Mortgagor has not waived its statutory rights of redemption, during the full statutory period of redemption, as well as during any further times when Mortgagor or its devisees, legatees, heirs, executors, administrators, legal representatives, successors, or assigns, except for the intervention of such receiver, would be entitled to collect such rents.  The court from time to time, either before or after entry of judgment of foreclosure, may authorize the receiver to apply the net income in his hands in payment in whole or in part of:  (a) the indebtedness secured hereby, or by any decree foreclosing this Second Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale, and (b) the deficiency in case of a sale and deficiency.

4.9           Foreclosure Sale.  In the event of any foreclosure sale, the Property may be sold in one or more parcels.  Mortgagee may bid for and acquire the Property or any part thereof at any sale made under or by virtue of this Second Mortgage and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts due and owing in respect of any Notes, Obligations or any other liabilities after deducting from the sales price the expenses of the sale and the costs of the action or proceedings and any other sums that Mortgagee is authorized to deduct under this Second Mortgage or applicable law.

4.10         Application of Proceeds of Foreclosure Sale.  The proceeds of any foreclosure sale of the Property shall be distributed and applied in the following order of priority:  first, to all costs and expenses incident to the foreclosure proceedings, including all such items as are mentioned in Section 4.4 above; second, to all other items which may under the terms hereof constitute Secured Indebtedness additional to that evidenced by the Notes, with interest thereon as provided herein or in the other Note Documents; third, to all principal and interest remaining unpaid on the Notes; and fourth, any surplus to Mortgagor, its successors or assigns, as their rights may appear or to any other party legally entitled thereto.

4.11         Adjournment of Foreclosure Sale.  Mortgagee may adjourn from time to time any sale by it to be made under or by virtue of this Second Mortgage by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, except as otherwise provided by any applicable provisions of law, Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

4.12         Insurance Upon Foreclosure.  In case of an insured loss after foreclosure proceedings have been instituted, the proceeds of any insurance policy or policies, if not applied in repairing, restoring, replacing or rebuilding any portion of the Property, shall be used to pay the amount due in accordance with any decree of foreclosure that may be entered in any such proceedings, and the balance, if any, shall be paid as the court may direct.  In case of the foreclosure of this Second Mortgage, the court in its judgment may provide that the judgment creditor may cause a new or additional loss clause to be attached to each of said policies making the loss thereunder payable to said judgment creditor; and any such foreclosure judgment may further provide, unless the right of redemption has been waived, that in case of redemption under said judgment, then, and in every such case, the redemptory may cause the preceding loss clause attached to each insurance policy to be canceled and a new loss clause to be attached thereto, making the loss thereunder payable to such redemptory.

4.13         Waiver of Statutory Rights.  To the extent permitted under the laws of Ohio, Mortgagor shall not apply for or avail itself of any appraisement, valuation, redemption, stay, extension, or exemption laws, or any so-called “moratorium laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Second Mortgage, and Mortgagor hereby waives the benefit of such laws.  Mortgagor, for itself and all who may claim through or under it, waives any and all rights to have the Property and estates comprising the Property marshaled upon any foreclosure of the lien of this Second Mortgage, and agrees that any court having jurisdiction to foreclose such lien may order the Property sold in its entirety.  Mortgagor further waives any and all rights of redemption from foreclosure and from sale under any order or decree of foreclosure of the lien created by this Second Mortgage, for itself and on behalf of: (i) any trust estate of which the Premises are a part; (ii) all beneficially interested persons; (iii) each and every person acquiring any interest in the Property or title to the Premises subsequent to the date of this Second Mortgage; and (iv) all other persons to the extent permitted by the provisions of laws of the State in which the Premises are located.

4.14         Effect of Judgment.  The obtaining of any judgment by Mortgagee and any levy of any execution under any judgment upon the Property shall not affect in any manner or to any extent the Lien of this Second Mortgage upon the Property or any part thereof, or any Liens, powers, rights and remedies of Mortgagee hereunder, but such Liens, powers, rights and remedies shall continue unimpaired as before until the judgment or levy is satisfied.

V.
MISCELLANEOUS

5.1           Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York Time; (c) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (d) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

(i)            If to Mortgagor:

PLAYTEX MANUFACTURING, INC.

300 Nyala Farms Road

Westport, Connecticut 06880

ATTN:  William Stammer

Fax:  (203) 341-4260

with a copy to:

HAAS WHEAT & PARTNERS, L.P.

300 Crescent Court, Suite 1700

Dallas, Texas 75201

ATTN:  Todd Robichaux

Fax:  (214) 871-8316

(ii)                                  If to Mortgagee:

WELLS FARGO BANK MINNESOTA, NATIONAL
ASSOCIATION CORPORATE TRUST SERVICES

213 Court Street, Suite 703

Middletown, Connecticut 06547

ATTN: Joseph P. O’Donnell

Fax:  (806) 704-6219

5.2           Time of Essence.  Time is of the essence of this Second Mortgage.

5.3           Covenants Run with Land.  All of the covenants of this Second Mortgage shall run with the land constituting the Premises.

5.4           GOVERNING LAW.  THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF, PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN OF THIS MORTGAGE ON REAL PROPERTY, THE LAWS OF THE STATE WHERE THE MORTGAGED PROPERTY IS LOCATED SHALL APPLY WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF AND PROVIDED, FURTHER, THAT, WITH RESPECT TO ANY PERSONAL PROPERTY INCLUDED IN THE MORTGAGED PROPERTY, THE CREATION OF THE SECURITY INTEREST SHALL BE GOVERNED BY THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF NEW YORK (THE “NY UCC”) AND THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION AND PRIORITY OF THE SECURITY INTEREST WILL BE GOVERNED IN ACCORDANCE WITH MANDATORY CHOICE OF LAW RULES SET FORTH IN THE NY UCC.

5.5           Severability.  If any provision of this Second Mortgage, or any paragraph, sentence, clause, phrase, or word, or their application, in any circumstance, is held invalid, the validity of the remainder of this Second Mortgage shall be construed as if such invalid part were never included.

5.6           Non-Waiver.  Unless expressly provided in this Second Mortgage to the contrary, no consent or waiver, express or implied, by any party, to or of any breach or default by any other party shall be deemed a consent to or waiver of the performance by such defaulting party of any other obligations or the performance by any other party of the same, or of any other, obligations.

5.7           Headings.  The headings of sections and paragraphs in this Second Mortgage are for convenience or reference only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions.

5.8           Grammar.  As used in this Second Mortgage, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires.

5.9           Deed in Trust.  If title to the Property or any part thereof is now or hereafter becomes vested in a trustee, any prohibition or restriction against the creation of any lien on the Property shall be construed as a similar prohibition or restriction against the creation of any lien on or security interest in the beneficial interest of such trust.

5.10         Successors and Assigns.  This Second Mortgage shall be binding upon Mortgagor, its successors, assigns, legal representatives, and all other persons or entities claiming under or through Mortgagor.  The word “Mortgagee,” when used herein, shall include each of: (i) the Agent in its capacity as a Lender and as Agent for the Lenders; and (ii) the Lenders, together with each of their successors, assigns and legal representatives.

5.11         Counterparts.  This Second Mortgage may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one Second Mortgage.

5.12         Mortgagee in Possession.  Nothing contained in this Second Mortgage shall be construed as constituting Mortgagee a mortgagee in possession in the absence of the actual taking of possession of the Property.

5.13         Incorporation of Credit Agreement; No Conflicts.  The terms of the Indenture are incorporated by reference herein as though set forth in full detail.  In the event of any conflict between the terms and provisions of Section 3.9 of this Second Mortgage and the Security Agreement, the terms and provisions of the Security Agreement shall control; in the event of a conflict between any other term or provision of this Second Mortgage and the Indenture, the terms and provisions of the Indenture shall control.

5.14         Special Ohio Provisions.  Notwithstanding anything contained herein to the contrary:

(a)           In addition to any other sum secured hereby, this Second Mortgage shall also secure the issuance of additional Notes as permitted under the Indenture as well as the unpaid principal balance of, plus accrued interest on, any amount of money loaned, advanced, disbursed or paid under or pursuant to the Indenture by Mortgagee to or for the account and benefit of the Issuer after this Second Mortgage is delivered to and filed with the Recorder’s Office, Shelby County, Ohio, for recording (herein called a “Future Advance”).  Any such Future Advance is to be made by Mortgagee pursuant to the terms of the Notes and the Indenture, and is to be evidenced by Notes.  The maximum amount of the principal sum which is evidenced and secured by the Notes and this Second Mortgage, exclusive of interest, penalties and charges, and which may be unpaid and outstanding at any time is $865,000,000, such principal sum representing the amount disbursed on the date hereof and the amount of all such Future Advances, but exclusive of accrued interest thereon and also exclusive of any sums advanced as provided in Section 5.14(b) hereof, it being intended by this Section 5.14(a) to acknowledge, affirm and comply with the provisions of §5301.232 of the Ohio Revised Code.

(b)           In addition to any other sum secured hereby, this Second Mortgage shall also secure the unpaid principal balance, plus the accrued interest thereon, of any advance made or any amount paid by Mortgagee, after this Second Mortgage is delivered to and filed for recording with the Recorder’s Office of Shelby County in Ohio, in order to pay any real estate taxes, assessments, insurance premiums or other costs and expenses incurred in connection with the operation, protection or preservation of the Property or any part thereof or this Second Mortgage as provided in other provisions of this Second Mortgage, it being intended by this Section 5.14(b) to acknowledge, affirm and comply with the provisions of §5301.232 of the Ohio Revised Code.

(c)           Mortgagor covenants and agrees with Mortgagee that Mortgagee may, at its option, do all things provided to be done by a mortgagee under §1311.14 of the Ohio Revised Code, and any amendments or supplements thereto, for the protection of Mortgagee’s interest in the Property.

(d)           With respect to any agreement by Mortgagor in this Second Mortgage or the Note Documents to pay Mortgagee’s attorneys’ fees and disbursements incurred in connection with the enforcement therewith, Mortgagor agrees that each such agreement is a “contract of indebtedness” and that attorneys’ fees and disbursements referenced therein are those which are a reasonable amount, all as contemplated by Ohio Revised Code Section 1301.21, as such Section may hereafter be amended.  Mortgagor further agrees that the indebtedness incurred in connection with this Second Mortgage and the Note Documents is not incurred for purposes that are primarily personal, family or household in nature and confirms that the total amount owed on the contract of indebtedness exceeds One Hundred Thousand and No/100 Dollars ($100,000.00).

5.15         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Second Mortgage.  In the event an ambiguity or question of intent or interpretation arises, this Second Mortgage shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Second Mortgage.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, Mortgagor has duly signed and delivered this Second Mortgage as of the date first above written.

PLAYTEX MANUFACTURING, INC.,
a Delaware corporation

By:	/s/ William Stammer
Name:	William Stammer
Title:	Associate General Counsel

By:	/s/ Glenn A. Forbes
Name:	Glenn A. Forbes
Title:	Executive Vice President and Chief Financial Officer

S-1

STATE OF NEW YORK	)
	)	SS
COUNTY OF NEW YORK	)

The foregoing instrument was acknowledged before me this 19th day of February, 2004, by William Stammer as Associate General Counsel and Glenn A. Forbes as Chief Financial Officer, of PLAYTEX MANUFACTURING, INC., a Delaware corporation, on behalf of the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/ Mathieu B. Streiff
Notary Public in and for
said County and State

[SEAL]

This instrument was prepared by:  Mathieu B. Streiff, Esq., Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022.

S-2

EXHIBIT A

LEGAL DESCRIPTION

A-1